UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Tabula Rasa HealthCare, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tabula Rasa HealthCare, Inc.

228 Strawbridge Drive, Suite 100

Moorestown, NJ 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Tabula Rasa HealthCare, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, June 16, 2017 at 10 a.m. local time at the headquarters of Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057 for the following purposes:

1.              To elect the three Class I director nominees named in the proxy statement to serve on our Board of Directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified.

2.              To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.              To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in this “Proxy Statement”. The record date for the Annual Meeting was April 25, 2017. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2017 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

By Order of the Board of Directors

Brian W. Adams
Chief Financial Officer and Secretary
Moorestown, New Jersey
May 1, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting To Be Held on

Friday, June 16, 2017 at 10 a.m. local time

at the headquarters of Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown NJ 08057

The Proxy Statement and 2016 Annual Report to Stockholders
are available at http://www.astproxyportal.com/ast/21034/

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

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Tabula Rasa HealthCare, Inc.

228 Strawbridge Drive, Suite 100

Moorestown, NJ 08057

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

June 16, 2017

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Tabula Rasa HealthCare, Inc. (also referred to as “we,” “us,” “our”, “TRHC,” and the “Company”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting (the “Annual Meeting”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

The Notice is being sent or made available on or about May 1, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2017 (the “Record Date”) are entitled to receive the Notice and to vote at the Annual Meeting. On the Record Date, there were 17,218,168 shares of common stock outstanding and entitled to vote. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulative voting for the election of directors.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

Proposal 1: Election of Glen Bressner, Daniel Lubin, and Bruce Luehrs to serve as Class I directors for a three-year term.

Proposal 2: Ratification of the selection by the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

How many votes are needed to approve each proposal?

•                  For the elections of Mr. Bressner, Mr. Lubin and Mr. Luehrs to the Board, a plurality of the votes cast will be required for election. Only votes “For” or “Against” will affect the outcome.

•                  To be approved, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, June 16, 2017 at 10 a.m. local time at the headquarters of Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057. Information on how to vote in person at the Annual Meeting is discussed below.

How do I vote?

For the proposal to elect Mr. Bressner, Mr. Lubin and Mr. Luehrs to the Board, you may either vote “For” or “Against” or you may “Withhold” your vote, in each case, for all, some or none of the Board’s nominees. For the proposal to ratify the selection of KPMG LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record on the Record Date, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•                  In Person:  To vote in person, come to the Annual Meeting. Ballots will be available.

•                  By Mail:  To vote by mail using a proxy card, request a paper copy of the proxy materials by following the instructions on the Notice and simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•                  By Telephone:  To vote over the telephone, dial toll-free 1-800-PROXIES using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 15, 2017 to be counted.

•                  Via the Internet:  To vote through the internet, go to www.voteproxy.com and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 15, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non-votes?” below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” the election of each of Mr. Bressner, Mr. Lubin and Mr. Luehrs as directors and “For” the ratification of the selection of KPMG LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 17,218,168 shares outstanding and entitled to vote. Thus, the holders of 8,609,085 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•                  You may submit another properly completed proxy card with a later date.

•                  You may grant a subsequent proxy by telephone or through the internet.

•                  You may send a timely written notice that you are revoking your proxy to our Secretary at Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown NJ 08057.

•                  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholder proposals, including a director nomination, to be considered for inclusion in the proxy statement for the 2018 annual meeting of stockholders must be received by us no later than January 1, 2018. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2018 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on March 18, 2018, but no earlier than the close of business on February 16, 2018, to be considered for a vote at next year’s annual meeting.

Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Tabula Rasa HealthCare, Inc., c/o Secretary, 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect each of Mr. Bressner, Mr. Lubin and Mr. Luehrs, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of KPMG LLP, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as an “Against” vote for the proposal to ratify the selection of KPMG LLP. Because a director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the vote for the proposal to elect each of Mr. Bressner, Mr. Lubin and Mr. Luehrs. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How are proxy materials distributed?

Under rules adopted by the SEC, we are sending the Notice to our stockholders of record and beneficial owners as of April 25, 2017. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on the internet at http://www.astproxyportal.com/ast/21034/ or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Secretary, Brian W. Adams, at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057.

Annual Report

On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K (including a list briefly describing the exhibits thereto), filed with the SEC, to any record holder or beneficial owner of our common stock on the Record Date or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Chief Financial Officer at the address set forth above.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2021; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

Election of Directors

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a staggered three-year term. Vacancies on the Board, including newly created directorships, may be filled only by persons elected by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. The three nominees for director this year are Glen Bressner, Daniel Lubin and Bruce Luehrs, each of whom is a current director of TRHC. If elected at the Annual Meeting, each of Mr. Bressner, Mr. Lubin and Mr. Luehrs would serve until the 2020 annual meeting and his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. Dr. Calvin Knowlton is married to Dr. Orsula Knowlton. Otherwise, no director or nominee for director is related to any other director or executive officer of TRHC or nominee for director by blood, marriage, or adoption. Our directors are expected to attend our Annual Meeting, either in person or telephonically. There are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Mr. Bressner, Mr. Lubin and Mr. Luehrs will be elected if he receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Mr. Bressner, Mr. Lubin and Mr. Luehrs. If Mr. Bressner, Mr. Lubin or Mr. Luehrs becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Mr. Bressner, Mr. Lubin and Mr. Luehrs have each agreed to serve if elected. Our management has no reason to believe that Mr. Bressner, Mr. Lubin or Mr. Luehrs will be unable to serve.

The following table provides information on the nominees for the position of director of TRHC as of April 25, 2017 and for each director continuing in office after the Annual Meeting.

Name	Age	Director Since
Nominees for Director
(Class I — Term expiring at annual meeting of stockholders in 2017)
Glen Bressner	56	2014
Daniel Lubin	57	2014
Bruce Luehrs	63	2014

Directors Continuing in Office
(Class II — Term expiring at annual meeting of stockholders in 2018)
Dr. Dennis Helling	68	2017

(Class III — Term expiring at annual meeting of stockholders in 2019)
Dr. Calvin Knowlton	67	2014
Dr. Orsula Knowlton	49	2014
A Gordon Tunstall	73	2014

CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Glen Bressner

Mr. Bressner has served as a member of our Board since June 2014, and as a director of CareKinesis, Inc. (“CareKinesis), which was the parent company prior to the implementation of a holding company reorganization in

June 2014 pursuant to which TRHC became the new parent company and CareKinesis became a direct, wholly-owned subsidiary of TRHC, since August 2010. Since September 2008, Mr. Bressner has served as a Managing Partner for Originate Ventures, a venture capital investment firm targeting early stage companies in the Mid-Atlantic region with a focus on medical devices, healthcare, consumer, information technology, web-based and commercial products. Mr. Bressner has been a Managing Partner with Mid-Atlantic Venture Funds since October 1985 and combined its fifth fund to help establish Originate Ventures. Mr. Bressner is Vice Chairman of NASDAQ-listed Innovative Solutions and Support Inc., a provider of flat panel display systems to the aerospace industry, and currently serves as the Chairman of its Audit Committee. Over his career, Mr. Bressner has served on the board of various health-related companies, including Access Health, Inc., UltraCision, Inc., CareGain, Inc. and FSAstore.com, Inc. Mr. Bressner has been a Partner and board member of Alum-a-Lift, Inc. since January 1987. He is currently a member of the Board of Governors of St. Christopher’s Hospital for Children.

The Board believes that Mr. Bressner’s experience in venture capital makes him a valuable member of our Board.

Daniel Lubin

Mr. Lubin has served as a member of our Board since June 2014, and as a director of CareKinesis since June 2013. Mr. Lubin has been a Managing Partner and co-founder of Radius Ventures, LLC, which acts as the investment advisor to the Radius Funds, a venture capital firm that invests in leading-edge, growth equity and expansion-stage health and life sciences companies, since 1997. Prior to co-founding Radius, Mr. Lubin was a Director in the Investment Banking Division of Schroder Wertheim & Co., with co-responsibility for managing the firm’s Health Care Group from 1994 through 1997. In 1991, Mr. Lubin co-founded and was Managing Director of KBL Healthcare, Inc., a health and life science venture capital and investment banking organization, and served as President and Chief Operating Officer of KBL Healthcare Acquisition Corp. from 1991 through 1994. Mr. Lubin earned a Bachelor of Science in Foreign Service from the Georgetown University School of Foreign Service and a Masters in Business Administration from Harvard Business School.

The Board believes Mr. Lubin is a valuable addition to the Board because of his experience in investing in the healthcare services and information technology sectors.

Bruce Luehrs

Mr. Luehrs has served as a member of our Board since June 2014, and as a director of CareKinesis since August 2010. Mr. Luehrs has served as the Managing Partner of Rittenhouse Ventures since January 2015, and its predecessor fund Emerald Stage2 Ventures, an early stage venture fund, since its founding in 2007. Prior to joining Rittenhouse Ventures, Mr. Luehrs was a Partner at Penn Valley Capital from July 2006 through June 2007 and a Partner at the Edison Venture Fund from December 1997 through June 2006. Mr. Luehrs previously served as a director of Octagon Research, Cadient, Innaphase and Gain Capital. Mr. Luehrs received a Masters in Business Administration from the Kellogg School of Management at Northwestern University following graduation from Duke University with a Bachelor of Arts in Economics.

The Board believes Mr. Luehrs’ prior director experience across the healthcare technology arena and his specific healthcare experience in pharmaceutical information technology makes him a valuable member of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

Other Directors Not Standing for Election at this Annual Meeting:

Directors who will continue to serve after the Annual Meeting are:

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Dr. Dennis Helling

Dr. Helling has served as a member of our Board since March 2017.  Dr. Helling has been a Clinical Professor at the University of Colorado Skaggs School of Pharmacy and Pharmaceutical Sciences since 1992. From 1992 until January 2013, Dr. Helling served as the Executive Director of Pharmacy Operations and Therapeutics at Kaiser Permanente Colorado, a nonprofit health maintenance organization that develops innovative pharmacy services. In 1979, Dr. Helling co-founded the American College of Clinical Pharmacy, an international association of clinical pharmacists dedicated to optimizing drug therapy outcomes in patients, and served as President from 1997 through 1998. Dr. Helling also served as President of the Accreditation Council for Pharmacy Education, a national agency responsible for the accreditation of professional degree programs in pharmacy, from 2002 through 2004 and the American Pharmacists Association Foundation, a nonprofit organization whose mission is to improve health by inspiring philanthropy, research, and innovation that advances pharmacists’ patient care services, from 2010 through 2012. Over his career, Dr. Helling has been actively involved in hospice and palliative care, serving on the boards of Care Synergy since 2015 and as Vice-Chair of The Denver Hospice Board of Directors since 2009. Dr. Helling has also chaired the Working Group on Pharmacy Reimbursement in the Federation of International Pharmacy. Dr. Helling currently serves on the American Pharmacists Association Board of Trustees and Pharmacy Specialties Board of Directors. Dr. Helling earned a BSPharm from the St. Louis College of Pharmacy, a PharmD from the University of Cincinnati College of Pharmacy and completed his residency at Cincinnati General Hospital. Dr. Helling was awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2013.

The Board believes that Dr. Helling’s experience in hospice care and pharmacy services and prior director experience makes him a valuable member of our Board.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Dr. Calvin H. Knowlton, BScPharm, MDiv, PhD

Dr. Calvin Knowlton is our co-founder and has served as our Chairman and Chief Executive Officer since June 2014. He has served as Chairman and Chief Executive Officer of CareKinesis since May 2009. Dr. Calvin Knowlton founded excelleRx Inc., a national hospice medication management pharmacy serving the elderly, where he acted as President and Chief Executive Officer from April 1995 through July 2007. Dr. Calvin Knowlton has served on the Board and Executive Committee of the Coriell Institute for Medical Research since 2009, and the Evergreens Continuing Care Retirement Community Board of Trustees since 2011. He is the incoming Board Chair of the Evergreens Retirement Community effective as of January 1, 2017, has chaired the Board of Coriell Life Sciences, Inc. since 2011 and has served as a founding member of the Board of the Cooper Medical School of Rowan University since 2011. Dr. Calvin Knowlton served on the Board of St. Christopher’s Hospital for Children in Philadelphia from 2005 to 2011. Dr. Calvin Knowlton has been a member of the APhA Pharmacogenomics Task Force, as well as the national Pharmacogenomics Advisory Group since 2010 and 2011, respectively. Dr. Calvin Knowlton served as President of the American Pharmacists Association from 1994 to 1996, and President of the American Pharmacist Association Foundation from 2008 to 2009. Dr. Calvin Knowlton was awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2015. Dr. Calvin Knowlton received his pharmacy degree from Temple University, his Divinity degree from Princeton Theological Seminary and his Ph.D. in Pharmacoeconomics from the University of Maryland. Dr. Calvin Knowlton is married to Dr. Orsula Knowlton.

The Board believes that Dr. Calvin Knowlton’s extensive healthcare services and technology experience, coupled with previous experience founding companies, brings valuable observations to the Board on a broad range of matters relating to healthcare services and technology company operations and regulatory interactions.

Dr. Orsula V. Knowlton, BScPharm, PharmD, MBA

Dr. Orsula Knowlton is our co-founder and has served as our President since June 2014. She has served as President and a director of CareKinesis since May 2009. She served in numerous positions, including Vice President and Chief Marketing, New Business Development and Strategy Officer, of excelleRx, Inc. from April 1995 through July 2007. Dr. Orsula Knowlton currently serves on the Board of Trustees, a position she has held since 2009, and has chaired the Quality Committee for Samaritan Hospice, Marlton, NJ since 2012. She has been a member of the Board of Trustees for the West Jersey Chamber Music Society from 2009. Dr. Orsula Knowlton served on the Dean’s Advisory Board, School of Public Health, Drexel University, Philadelphia from 2008 through 2011; the founding Dean’s Advisory Board of Jefferson School of Pharmacy, Philadelphia, PA from 2009 through 2012; the Board of Advisors for the George Washington Institute on Spirituality and Health, Washington, DC from 2009 through 2012; and the Board of Trustees for Family Services, Mt. Holly, NJ (Oaks Integrated Care) from 2009 through 2012. Dr. Orsula Knowlton graduated from the University of the Sciences School of Pharmacy and Temple University’s executive Masters in Business Administration program. Dr. Orsula Knowlton is married to Dr. Calvin Knowlton.

The Board believes that Dr. Orsula Knowlton is qualified as a director based on her extensive marketing and strategy experience in the healthcare services and technology industry, coupled with her previous experience founding companies.

A Gordon Tunstall.

Mr. Tunstall has served as a member of our board of directors since June 2014 and as a director of CareKinesis since February 2012. Mr. Tunstall founded Tunstall Consulting, Inc. in 1980, which provides entrepreneurs with advisory services developing growth capital in the institutional capital markets. Mr. Tunstall has served as director on several boards, including excelleRx, Inc., Kforce Inc., Health Insurance Innovations, Inc., Advanced Lighting Technologies, Inc., JLM Industries, Inc., Horizon Medical Products, Inc., Discount Auto Parts, Inc., L.A.T. Sportswear and OrthoSynetics, Inc. (formerly Orthodontic Centers of America, Inc.). Mr. Tunstall is a CPA. Mr. Tunstall attended Widener College and received a Bachelor of Science in accounting.

Because of his strong background of service on the boards of directors of numerous companies, his vast industry experience and his background as a successful strategic consultant for over 35 years advising a large number of companies in a variety of industries, the Board believes Mr. Tunstall has the qualifications and expertise necessary to serve on our Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market, LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all of our directors except Dr. Calvin H. Knowlton and Dr. Orsula V. Knowlton are independent within the meaning of Section 5605(a)(2) of the NASDAQ listing rules and that A Gordon Tunstall, Daniel Lubin and Bruce Luehrs meet the additional tests for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act and Section 5605(c)(2)(A) of the NASDAQ listing rules. Dr. Calvin H. Knowlton is not an independent director under these rules because he is our Chief Executive Officer, and Dr. Orsula V. Knowlton is not an independent director under these rules because she is our President.

Board Leadership Structure

The positions of our chairman of the Board and chief executive officer are combined, our Board does not have a policy on whether the role of the chairman and the chief executive officer should be separate and our Board believes it should maintain flexibility to select a chairman and board leadership structure from time to time. Currently, the Board believes that it is in the best interests of the Company and its stockholders for Dr. C. Knowlton to serve in both roles given his knowledge of the Company and industry.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met six (6) times during the fiscal year ended December 31, 2016. All directors attended 100% of the aggregate number of meetings of the Board, and of the committees on which they served, held during 2016 or the portion thereof for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership information as of December 31, 2016 for each of these standing Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Members serve on these committees until their resignation or until otherwise determined by the Board.

Nominating and
Name	Audit	Compensation	Corporate Governance
Glen Bressner		X	X*
Daniel Lubin	X	X*
Bruce Luehrs	X		X
A Gordon Tunstall	X*	X	X

*      Committee Chairperson

Audit Committee

Our Audit Committee consists of Mr. Lubin, Mr. Luehrs and Mr. Tunstall, and Mr. Tunstall serves as chair of the Audit Committee. Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that Mr. Tunstall qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the committee as it deems necessary, at the Company’s expense, to carry out its duties and to determine the compensation of any such advisors. The Audit Committee held four (4) meetings in 2016. The Audit Committee has adopted a written charter that satisfies the applicable standards of the SEC and the NASDAQ Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Audit Committee is responsible for assisting our Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent auditors and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement. The functions of our Audit Committee include, among other things:

•                  hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its performance;

•                  communicating with a prospective independent registered public accounting firm prior to their engagement and reviewing disclosures by the prospective firm regarding independence;

•                  pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

•                  reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•                  reviewing, at least annually, the independence of the independent registered public accounting firm;

•                  reviewing, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included;

•                  reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

•                  reviewing the significant accounting and financial statement presentation principles, including critical accounting policies and practices, and their impact on our financial statements;

•                  primary responsibility for overseeing our risk management function;

•                  providing oversight and review of our asset management policies;

•                  reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;

•                  establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•                  reviewing, with counsel, management and our independent registered public accounting firm, as applicable, any significant regulatory or other legal or accounting initiatives or matters that may impact our financial statements or compliance programs and policies;

•                  reviewing and approving related-party transactions;

•                  overseeing preparation of the report required by rules of the SEC to be included in the Company’s annual proxy statement; and

•                  reviewing and evaluating, at least annually, our Audit Committee’s charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm’s independence from us) and has discussed with KPMG LLP their independence from us. We have also considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The foregoing report has been furnished by the Audit Committee:

A Gordon Tunstall (chairman)

Daniel Lubin

Bruce Luehrs

Compensation Committee

The members of the Compensation Committee are Mr. Bressner, Mr. Lubin and Mr. Tunstall, and Mr. Lubin serves as chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and each is an independent director as defined by the NASDAQ Listing Rules, including NASDAQ Listing Rule 5605(d)(2). The Compensation Committee held three (3) meetings in 2016. The Compensation Committee has adopted a charter that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer and approves or recommends to our Board for approval the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites and may consider recommendations made by the executive officers and compensation consultant in this process. The functions of our Compensation Committee include, among other things:

•                  reviewing and modifying, as needed, the overall compensation strategy and policies for the Company;

•                  reviewing and formulating policy and determining the compensation of our executive officers and employees;

•                  reviewing and recommending to the Board the compensation of our directors;

•                  appointing compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee;

•                  administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

•                  reviewing and monitoring management development plans and activities;

•                  if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

•                  providing recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation

•                  if required from time to time, preparing the report of the compensation committee to be included in our annual proxy statement;

•                  engaging compensation consultants or other advisors it deems appropriate to assist with its duties, and evaluating any conflicts of interest raised by their work; and

•                  reviewing and evaluating, at least annually, our Compensation Committee’s charter.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by Pearl Meyer were directed or approved by the Compensation Committee, and Pearl Meyer reports directly to the Compensation Committee on this assignment. The Compensation Committee has concluded that no conflict of interest exists with Pearl Meyer with respect to the services it provided to the Compensation Committee during 2016. Pearl Meyer did not provide any services to the Company or its management other than services to the Compensation Committee, and we do not currently expect Pearl Meyer to provide other services to the Company while serving as the Compensation Committee’s consultant.

In addition to Pearl Meyer, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive compensation practices and policies and individual pay recommendations.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serves, or has served during the last three year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mr. Bressner, Mr. Luehrs and Mr. Tunstall and Mr. Bressner serves as chair of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the NASDAQ Listing Rules. The Nominating and Corporate Governance Committee held one (1) meeting in 2016. The Nominating and Corporate Governance Committee has adopted a charter that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Nominating and Corporate Governance Committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the structure and composition of our Board and the board committees. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board, corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters. The functions of our Nominating and Corporate Governance Committee include, among other things:

•                  identifying, reviewing and evaluating candidates to serve on our Board consistent with the criteria approved by the Board;

•                  periodically reviewing the performance of the Board, including Board committees, and making recommendations;

•                  overseeing the Board’s committee structure and operations, including ability to delegate to subcommittees and committee reporting to the Board;

•                  instituting a plan or program for the continuing education of directors;

•                  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board any changes to such principles;

•                  periodically review Company policy statements to determine their adherence to the Company’s Code of Business Ethics and Conduct;

•                  periodically review with management the Company’s plans for succession for key executive officers;

•                  preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

•                  reviewing and evaluating, at least annually, our Nominating and Corporate Governance Committee’s charter.

While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand TRHC and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of TRHC, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057 no earlier than the close of business on February 16, 2018, and no later than the close of business on March 18, 2018. Submissions must be made in accordance with our bylaws and must include (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the Board or an individual director may send written communication to the Board or such director c/o Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, Attn: Secretary, which shall include the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.       The secretary will review each communication.  The secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the secretary shall discard the communication.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including those officers responsible for financial reporting. The Code of Conduct is available on our website at ir.tabularasahealthcare.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Business Conduct and Ethics and must approve any waivers of the Code of Business Conduct and Ethics for employees, executive officers or directors. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

Director Compensation

The Board has adopted a formal non-employee director compensation policy. This policy provides for the following compensation to our non-employee directors:

•                  Each non-employee director serving on our board of directors will receive an annual fee from us of $20,000;

•                  The chair of our audit committee will receive an annual fee from us of $10,000 and each other member will receive $5,000;

•                  The chair of our compensation committee will receive an annual fee from us of $5,000 and each other member will receive $2,500;

•                  The chair of our nominating and corporate governance committee will receive an annual fee from us of $4,000 and each other member will receive $2,000; and

•                  Each non-employee director, upon appointment to the board of directors, will be entitled to an initial grant of options equal to 0.050% of fully diluted common stock outstanding to purchase shares of our common stock and an annual grant of options equal to 0.025% of fully diluted common stock outstanding to purchase shares of our common stock under the Tabula Rasa HealthCare, Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Equity Compensation Plan”). Each non-employee director may elect to receive restricted stock in lieu of options which will be granted based on a 1:2 exchange ratio, with one share of restricted stock granted for each two shares subject to an option grant. The initial grant will vest in three substantially equal annual installments over three years and the annual grant will vest in full on the earlier of the next annual shareholder meeting or the one year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates.

All fees under the director compensation policy will be on a rolling annual basis and no per meeting fees will be paid. All fees payable to our committee members will be in addition to the fees payable to them for serving as a director. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

The table below summarizes the compensation earned by our non-employee directors during the fiscal year ended December 31, 2016. Drs. Calvin H. Knowlton and Orsula V. Knowlton do not receive compensation for service on the Board and the compensation paid to each of Drs. Calvin H. Knowlton and Orsula V. Knowlton as employees of the Company are set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below. Dr. Dennis K. Helling joined our Board in 2017, and accordingly, did not receive any compensation from us during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Glen Bressner (2)	6,625	66,780	—	73,405
Daniel Lubin (3)	7,500	66,780	—	74,280
Bruce Luehrs (4)	6,750	66,780	—	73,530
A Gordon Tunstall (5)	8,625	66,780	—	75,405
Dennis K. Helling (6)	—	—	—	—

(1)              The amounts shown in this column reflect the grant date fair value of restricted stock issued to our non-employee directors during 2016, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“FASB ASC Topic 718”) and assumes no forfeiture rate. See Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2016, filed on March 14, 2017 for a discussion of the assumptions used in valuation of the restricted stock awards.

(2)              Mr. Bressner held 5,565 shares of restricted common stock as of December 31, 2016, 1,855 which vest on June 16, 2017, 1,237 which vest on September 28, 2017, 1,237 which vest on September 28, 2018 and 1,236 which vest on September 28, 2019, subject to continued service on the Board through the vesting dates.

(3)              Mr. Lubin held 5,565 shares of restricted common stock as of December 31, 2016, 1,855 which vest on June 16, 2017, 1,237 which vest on September 28, 2017, 1,237 which vest on September 28, 2018 and 1,236 which vest on September 28, 2019, subject to continued service on the Board through the vesting dates.

(4)              Mr. Luehrs held 5,565 shares of restricted common stock as of December 31, 2016, 1,855 which vest on June 16, 2017, 1,237 which vest on September 28, 2017, 1,237 which vest on September 28, 2018 and 1,236 which vest on September 28, 2019, subject to continued service on the Board through the vesting dates.

(5)              Mr. Tunstall held 5,565 shares of restricted common stock as of December 31, 2016, 1,855 which vest on June 16, 2017, 1,237 which vest on September 28, 2017, 1,237 which vest on September 28, 2018 and 1,236 which vest on September 28, 2019, subject to continued service on the Board through the vesting dates.

(6)         Dr. Helling was appointed to the Board in March 2017. Dr. Helling received a grant of 5,212 shares of restricted common stock upon his appointment to the Board in accordance with the terms of the non-employee director compensation policy.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 25, 2017. Biographical information for Dr. Calvin H Knowlton, our Chief Executive Officer and Chairman of the Board, and Dr. Orsula V. Knowlton, our President and Director, are included above with the director biographies. The biography for our other executive officer is below.

Name	Age	Position
Dr. Calvin H. Knowlton	67	Chief Executive Officer and Chairman of the Board
Dr. Orsula V. Knowlton	49	President and Director
Brian Adams	36	Chief Financial Officer

Brian Adams

Mr. Adams has served as our Chief Financial Officer since June 2014, and prior to that served as Vice President of Finance and Director of Finance for CareKinesis since October 2011. From September 2007 through October 2011, Mr. Adams served as Senior Financial Analyst, Manager of Finance and Associate Director of Finance and Accounting at KPMG LLP. Mr. Adams served as the Manager of Financial Planning and Analysis of excelleRx, Inc. from July 2005 through September 2007. Mr. Adams graduated from The University of Richmond, Robins School of Business with a Bachelor of Science in Business Administration with a concentration in finance.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and our two other most highly compensated executive officers. In 2016, our chief executive officer and our two other highest-paid executive officers, referred to collectively as our “named executive officers”, were as follows:

•                  Dr. Calvin Knowlton, Chief Executive Officer;

•                  Dr. Orsula Knowlton, President; and

•                  Brian Adams, Chief Financial Officer.

We review compensation annually for all employees, including our named executive officers. In setting base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our named executive officers to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company.

In 2016, we utilized Pearl Meyer, an independent compensation consultant, to assist in establishing new employment agreements for our named executive officers as well as to provide a review of our overall executive compensation program including benchmarking executive compensation. We expect to utilize Pearl Meyer going forward to benchmark our executive compensation program and to provide recommendation to ensure that our program continues to enable us to attract and retain qualified executives.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2016 and December 31, 2015 concerning compensation of our chief executive officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2016. We refer to these three executives as our named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Dr. Calvin Knowlton	2016	479,126	4,126,548	483,845	132,000	61,861	5,283,380
Chief Executive Officer	2015	296,512	—	110,976	105,000	56,367	568,855
Dr. Orsula Knowlton	2016	459,926	3,286,080	407,575	89,000	9,396	4,251,977
President	2015	280,507	—	110,454	98,000	8,580	497,541
Brian Adams	2016	277,674	864,120	277,830	114,000	20,390	1,554,014
Chief Financial Officer	2015	217,540	—	33,464	49,000	6,812	306,816

(1)                                 Amounts shown for 2016 include $60,057, $60,057 and $19,122 and for 2015 include $25,986, $24,415 and $15,844 for Drs. Calvin and Orsula Knowlton and Mr. Adams, respectively, as payment of accrued but unused paid time off in excess of 80 hours in accordance with our paid time off policy applicable to all employees, which provides for accrual of paid time off based on an employee’s years of service with us. The amount for 2016 reflects the June 30, 2016 increase in salary for Dr. Calvin Knowlton and Dr. Orsula Knowlton.

(2)                                 Amounts shown for 2016 include restricted common stock granted under the special equity award pool and stock grants made under our Leadership Exit Bonus Plan, each as discussed under the “Long-Term Incentive Compensation” section. Amounts reflect the grant date fair value of shares of common stock and restricted common stock granted in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2016, filed on March 14, 2017.

(3)                                 Amounts reflect the grant date fair value of option awards granted on October 21, 2016, in accordance with ASC Topic 718. Our named executive officers will only realize compensation to the extent the market price of our common stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2016, filed on March 14, 2017.

(4)                                 Amounts reflect annual performance bonuses paid under our short-term incentive compensation program, as discussed in the “Short-Term Incentive Compensation” section.

(5)                                 Includes the following additional compensation:

Name and Principal Position	Year	Company Contribution to 401(k) Plan ($)	Health and Welfare Benefits(a) ($)	Executive Life Insurance Program(b) ($)	Perquisites(c) ($)
Dr. Calvin Knowlton	2016	7,950	30,313	8,543	15,055
Chief Executive Officer	2015	8,099	27,352	8,543	12,373
Dr. Orsula Knowlton	2016	7,950	766	680	—
President	2015	7,900	—	680	—
Brian Adams	2016	7,740	11,872	778	—
Chief Financial Officer	2015	6,034	—	778	—

(a)                                 Includes the premiums paid for our medical plan for Dr. Calvin Knowlton, covering both him and Dr. Orsula Knowlton, which are fully paid by us, as discussed below in the “Other Benefits” section.

(b)                                 Includes premiums paid for our executive life insurance program, discussed below in the “Other Benefits” section.

(c)                                  The aggregate amount of perquisites does not exceed $10,000 per annum for each of the named executive officers, except for Dr. Calvin Knowlton. The amount reported here for Dr. Calvin Knowlton reflects the value of country club and social club dues paid by us, discussed below in the “Other Benefits” section.

Narrative to Summary Compensation Table

Employment Agreements

Effective January 1, 2016, we entered into employment agreements with each of our named executive officers. Certain key terms of the now terminated employment agreements are described below. The employment agreement with Dr. Calvin Knowlton entitled him to an annual base salary of $337,000. The employment agreement with Dr. Orsula Knowlton entitled her to an annual base salary of $295,000. The employment agreement with Mr. Adams entitled him to an annual base salary of $258,000. Each employment agreement had an initial 3-year term and would have automatically renewed each anniversary thereafter unless notice of non-renewal was given 90 days prior to the expiration of the renewal date or the employment agreements were otherwise terminated pursuant to their respective terms.

These agreements were terminated effective June 30, 2016 in anticipation of our initial public offering (the “IPO”).  In connection with the termination of the employment agreements and in recognition of the fact that the executives would lose certain benefits under the agreements and become our at-will employees following the termination of the agreements, the salaries of Dr. Calvin Knowlton and Dr. Orsula Knowlton were increased to $500,000 each.

Under the terminated employment agreements, in the event Dr. Calvin Knowlton, Dr. Orsula Knowlton or Mr. Adams was terminated by us without cause or resigned for good reason (each as defined below), subject to the applicable executive timely executing a release of claims in our favor, each of Dr. Calvin Knowlton and Dr. Orsula Knowlton would have been entitled to receive 18 months, and Mr. Adams would have been entitled to receive 12 months, of continued base salary and each executive would also have been entitled to receive up to 18 months of continued medical, dental or vision coverage pursuant to COBRA at the active employee rate, if elected by the executive. If the termination occured within 60 days before or 12 months following a change in control (as defined below), referred to as a change in control termination, subject to the executive timely executing a release of claims in our favor, each of the executives, as applicable, would have been entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) two times for Dr. Calvin Knowlton and Dr. Orsula Knowlton, and one and a half times for Mr. Adams, of such executive’s annual base salary plus target bonus opportunity, paid in regular payroll installments over the 24-month period for Dr. Calvin Knowlton and Dr. Orsula Knowlton, and the 18-month period for Mr. Adams, following such executive’s employment termination date; (ii) up to 24 months for Dr. Calvin Knowlton and Dr. Orsula Knowlton, and 18 months for Mr. Adams, of continued medical, dental or vision coverage pursuant to COBRA at the active employee rate, or pursuant to an individual policy following the COBRA continuation period, if elected by the executive; and (iii) accelerated vesting of the executive’s time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions were thereafter satisfied.

The employment agreements each contained restrictive covenants pursuant to which the executives agreed to refrain from competing with us or soliciting our employees or customers for a period following the executive’s termination of employment. For Dr. Calvin Knowlton and Dr. Orsula Knowlton, the period was 18 months, provided that such period would be increased to 24 months in the case of a change in control termination. For Mr. Adams, the period was 12 months, provided that such period would be increased to 18 months in the case of a change in control termination.

Payments and benefits under the employment agreements would have been reduced to the maximum amount that did not trigger the excise tax under Internal Revenue Code (the “Code”) sections 280G and 4999 unless the executive would have been better off, on an after-tax basis, if the executive received all payments and benefits and paid all applicable excise and income taxes.

For purposes of the employment agreements:

•                  “cause” generally means, subject to certain notice requirements and cure rights, the executive’s: (i) knowing and material dishonesty or fraud committed in connection with the executive’s employment; (ii) theft, misappropriation or embezzlement of our funds; (iii) repeatedly negligently performing or failing to perform, or willfully refusing to perform, the executive’s duties to us (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (iv) conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with the executive’s employment) the effect of which is likely to adversely affect us or any of our affiliates; (v) material breach of any of the provisions or covenants set forth in the employment agreement; or (vi) a material breach of our Code of Business Conduct and Ethics.

•                  “good reason” generally means, subject to certain notice requirements and cure rights, (i) material diminution of the executive’s authority, duties or responsibilities; (ii) a relocation of our offices at which the executive is principally employed to a location more than 35 miles from the location of such offices immediately prior to the relocation; (iii) a material diminution in the executive’s base salary;

(iv) non-renewal of the employment agreement; or (v) any action or inaction that constitutes a material breach by us of a material provision of the employment agreement.

•                  “change in control” has the meaning set forth in the 2014 Equity Compensation Plan.

Incentive Compensation

We award both short-term and long-term incentive compensation to our named executive officers.

Short-Term Incentive Compensation

We pay annual performance bonuses to reward the performance achievements of our named executive officers. We generally pay these bonuses in cash, and an executive must be employed by us on the pay date to receive a bonus. Each named executive officer is assigned a targeted maximum payout, expressed as a percentage of his or her base salary for the year, which varies by his or her compensation tier. Each named executive officer’s annual performance bonus is generally determined based on our achievement of company objectives. Our company objectives generally relate to the achievement of pre-established performance goals based on company-wide business objectives.

The performance objectives are generally objectively determinable and measurable and their outcomes are uncertain at the time established. When we set the 2016 objectives, we considered them to be ambitious, but attainable and designed to cause annual performance bonus payments to reflect meaningful performance requirements. For 2016, our company objectives were achievement of designated levels of profitable growth, client satisfaction and retention, efficient and quality production and regulatory and departmental compliance. In 2016, the actual bonuses paid reflect that our objectives were achieved at 110% of target. For 2016, the target bonus and actual payout for our named executive officers are set forth in the table below:

Name	Target Bonus ($) (2)	Actual Payout ($)
Dr. Calvin Knowlton (1)	109,500	132,000	(3)
Dr. Orsula Knowlton (1)	74,000	89,000	(4)
Brian Adams	103,000	114,000

(1)                                 In connection with the termination of their employment agreements, Dr. Calvin Knowlton and Dr. Orsula Knowlton were eligible for performance bonus payments until July 1, 2016 based on 65% and 50% of their respective base salaries prior to that date.  On July 1, 2016 a new compensation structure was implemented, pursuant to which each was eligible for performance bonus payments under our short-term incentive plan for performance in excess of target for the remainder of 2016 based on their respective base salaries as of June 30, 2016.

(2)                                 These target bonuses are based on a percentage of base salary at the rate in place on January 1, 2016.  For Dr. Calvin Knowlton and Dr. Orsula Knowlton, the annual target was reduced by 50% to reflect the increase in each of their respective base salaries to $500,000, as described above.  The target bonus is rounded to the nearest $500 increment.

(3)                                 For Dr. Calvin Knowlton, the actual payout consists of $120,500 attributable to the first half of 2016 and $11,500 attributable to the second half of 2016.

(4)                                 For Dr. Orsula Knowlton, the actual payout consists of $81,500 attributable to the first half of 2016 and $7,500 attributable to the second half of 2016.

Long-Term Incentive Compensation

We make long-term incentive awards to our named executive officers under the 2016 Equity Compensation Plan.

In addition, our named executive officers participate in two long-term incentive programs that were adopted on June 28, 2013. Each of these programs is designed to drive our performance through a change in control transaction or initial public offering.

2016 Equity Compensation Plan

In connection with our IPO, we adopted a new equity compensation plan that became effective immediately prior to the effective date of the registration statement and replaced the existing 2014 Equity Compensation Plan. As of the effective date of the 2016 Equity Compensation Plan, the 2014 Equity Compensation Plan merged with and into the 2016 Equity Compensation Plan and no additional grants will be made under the 2014 Equity Compensation Plan. In 2016, we granted options under the 2016 Equity Compensation Plan to our named executive officers, as set forth in the “Outstanding Equity Awards at 2016 Fiscal Year End” table below.

Under the 2016 Equity Compensation Plan, if we experience a change of control where we are not the surviving corporation, or survive only as a subsidiary of another corporation, unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation, or a parent or subsidiary of the surviving corporation. Unless a grant instrument provides otherwise, if a participant’s employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant’s outstanding grants will fully vest as of the date of termination; provided, that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change of control will be calculated.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

•                  determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents immediately lapse;

•                  pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards or dividend equivalents;

•                  require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable grant, in exchange for a payment by the company, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock; provided, however, if the per share fair market value of the common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•                  after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the 2016 Equity Compensation Plan occurs if:

•                  a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

•                  we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•                  we merge into another entity and the members of the board of directors prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•                  we sell or dispose of all or substantially all of our assets;

•                  our stockholders approve a plan of complete liquidation or dissolution; or

•                  a majority of the members of our board of directors is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Special Equity Award Pool

The Board established an employee equity award pool of 1,353,705 shares of common stock under the 2014 Equity Compensation Plan for purposes of granting equity-based compensation awards, including stock options, to employees until June 28, 2018. Prior to our IPO, we made annual stock option grants to certain employees, including our named executive officers, under the 2014 Equity Compensation Plan using shares from this pool. In connection with our IPO, the remaining shares in the pool were granted as restricted stock to certain of our executives, including our named executive officers, as determined by our board of directors based on the recommendation of our Chief Executive Officer, Dr. Calvin Knowlton. Pursuant to this special equity award pool, our board of directors approved grants of restricted common stock under the 2014 Equity Compensation Plan to our named executive officers, including 337,307, 267,268 and 70,038 shares of our common stock issuable to Drs. Calvin and Orsula Knowlton and Mr. Adams, respectively. All such shares of common stock will vest on May 31, 2017.

Leadership Exit Bonus Plan

In June 2014, we entered into a Letter Agreement with Radius, pursuant to which we established the Leadership Exit Bonus Plan, whereby certain of our executives, including our named executive officers, participated in the benefits of an initial public offering based on the value of the shares of Series B preferred stock (on an as converted basis) held by Radius immediately prior to the offering.

Based on the terms of the IPO and the IPO price of $12.00 per share, 20,372 shares of our common stock were transferred to us by Radius for awards under the Leadership Exit Bonus Plan. Pursuant to the Leadership Exit Bonus Plan, our Board approved restricted stock grants under the 2016 Equity Compensation Plan to our named executive officers, including 6,572, 6,572 and 1,972 shares to Drs. Calvin and Orsula Knowlton and Mr. Adams, respectively. The restricted stock was granted within five days of the completion of the IPO, was fully vested upon grant and was issued net of the number of shares of common stock with a value equal to the applicable withholding tax for each named executive officer. After reducing the restricted stock grants to our named executive officers for applicable withholding taxes, the net number of shares of common stock issued to Drs. Calvin and Orsula Knowlton and Mr. Adams is 3,970, 3,970 and 1,479 shares of common stock, respectively.

Other Benefits

401(k) Plan

Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to $18,000 for 2016. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2016 may be up to an additional $5,500 above the statutory limit. Under our 401(k) plan, we make a contribution equal to 3% of compensation on behalf of each eligible employee.

Executive Life Insurance Program

In 2014, we began providing an executive life insurance program in which our named executive officers participate. This program provides a death benefit to the named executive officer’s beneficiary in an amount equal to $1.0 million, $1.0 million and $1.5 million for Drs. Calvin and Orsula Knowlton and Mr. Adams, respectively.

Additional Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as dental insurance, vision insurance, a medical and dental opt-out program, group life insurance and short and long-term disability insurance, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. We pay the full cost of medical insurance for Drs. Calvin and Orsula Knowlton. Mr. Adams participates in our medical insurance benefits on the same basis as other employees.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2016.

	Option Awards						Stock Awards
							Equity
							Incentive	Equity Incentive
							Plan Awards:	Plan Awards:
		Number of	Number of				Number of	Market or Payout
		Securities	Securities				Unearned	Value of
		Underlying	Underlying				Shares, Units	Unearned Shares,
		Unexercised	Unexercised				or Other Rights	Units or Other
		Options (#)	Options (#)	Option	Option		that have Not	Rights That Have
		Exercisable	Unexercisable	Exercise	Expiration		Vested	Not Vested
Name	Grant Date	(1)	(1)	Price ($)	Date		(#) (5)	($)
Dr. Calvin Knowlton	1/6/2012	2,031	—	1.71	1/6/2017	(2)(3)
	1/6/2012	31,958	—	1.71	1/6/2017	(2)
	3/1/2012	1,015	—	1.71	3/1/2017	(2)(3)
	12/20/2012	6,280	—	2.35	12/20/2017	(2)(3)
	1/2/2013	25,236	537	3.42	1/2/2018	(2)
	1/22/2013	3,810	—	3.42	1/22/2018	(2)(3)
	6/28/2013	257,061	36,723	3.42	6/28/2023	(2)
	1/1/2014	4,254	—	6.41	1/1/2019	(2)(3)
	1/1/2014	26,310	9,772	6.41	1/1/2019	(2)
	1/1/2015	17,289	18,793	5.82	1/1/2025	(2)
	2/1/2015	1,860	—	5.82	2/1/2025	(2)(3)
	9/28/2016						337,307	$5,052,859
	10/21/2016	—	6,400	15.65	10/21/2021	(4)
	10/21/2016	—	58,600	15.65	10/21/2026	(4)

Dr. Orsula Knowlton	1/6/2012	1,879	—	1.71	1/6/2017	(2)(3)
	1/6/2012	31,958	—	1.71	1/6/2017	(2)
	3/1/2012	939	—	1.71	3/1/2017	(2)(3)
	12/20/2012	5,809	—	2.35	12/20/2017	(2)(3)
	1/2/2013	25,236	537	3.42	1/2/2018	(2)
	1/22/2013	3,524	—	3.42	1/22/2018	(2)(3)
	6/28/2013	257,061	36,723	3.42	6/28/2023	(2)
	1/1/2014	3,261	—	6.41	1/1/2019	(2)(3)
	1/1/2014	26,310	9,772	6.41	1/1/2019	(2)
	1/1/2015	17,289	18,793	5.82	1/1/2025	(2)
	2/1/2015	1,662	—	5.82	2/1/2025	(2)(3)
	9/28/2016						267,268	$4,003,675
	10/21/2016	—	6,400	15.65	10/21/2021	(4)
	10/21/2016	—	48,600	15.65	10/21/2026	(4)

Brian Adams	10/20/2011	10,309	—	1.56	10/20/2021
	1/6/2012	2,577	—	1.56	1/6/2022	(3)
	1/6/2012	6,701	—	1.56	1/6/2022
	3/1/2012	1,288	—	1.56	3/1/2022	(3)
	12/20/2012	8,442	—	2.14	12/20/2022	(3)
	1/2/2013	7,570	161	3.11	1/2/2023
	1/22/2013	675	—	3.11	1/22/2023	(3)
	6/28/2013	77,134	11,019	3.11	6/28/2023
	1/1/2014	263	—	5.82	1/1/2024	(3)
	1/1/2014	7,517	2,792	5.82	1/1/2024
	1/1/2015	4,940	5,369	5.82	1/1/2025
	2/1/2015	625	—	5.82	2/1/2025	(3)
	9/28/2016						70,038	$1,049,169
	10/21/2016	—	35,000	14.23	10/21/2026	(4)

(1)                                 Option awards vest 25% on the first anniversary of grant, and 1/36th each month thereafter except as otherwise set forth herein. Qualified option awards to Drs. Calvin and Orsula Knowlton have a term of five years because they are considered 10% owners and the tax rules for incentive stock option grants require a five-year term. Nonqualified option awards and option awards to Mr. Adams have a term of ten years.

(2)                                 During the quarter ended March 31, 2017 options available for exercise were exercised on a cashless basis resulting in the cancellation of 379,145 shares of our common stock underlying such options held by Dr. Calvin Knowlton and the cancellation of 376,969 shares of our common stock underlying such options held by Dr. Orsula Knowlton and the issuance of 216,232 shares of our common stock to Dr. Calvin Knowlton and the issuance of 214,752 shares of our common stock to Dr. Orsula Knowlton.

(3)                                 Option award vested immediately upon grant.

(4)                                 Option awards vest 33.33% on the first anniversary of grant, and 1/24th each month thereafter except as otherwise set forth herein. Qualified option awards to Drs. Calvin and Orsula Knowlton have a term of five years because they are considered 10% owners and the tax rules for incentive stock option grants require a five-year term. Nonqualified option awards and option awards to Mr. Adams have a term of ten years.

(5)                                 Amounts reflect the restricted common stock granted under the special equity award pool and fully vest on May 31, 2017.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•                  for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated certificate of incorporation, provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we entered into indemnification agreements with each of our current directors, officers and certain other employees following the completion of the IPO. These agreements provide for the indemnification of our directors, officers and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.

We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2017 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock. Except as otherwise set forth below, the address of each beneficial owner is: c/o 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent (%) of Total
5%+ Beneficial Stockholders
Originate Growth Fund #1 Q, L.P. and its affiliates (1) c/o Originate Ventures 205 South Webster Street Bethlehem, PA 18105	2,794,932	16.3%
Radius Venture Partners III QP, L.P. and its affiliates (2) c/o Radius Venture Partners III, LLC 400 Madison Avenue, 8th Floor New York, NY 10017	1,842,301	10.8
Emerald Stage2 Ventures L.P. (3) 4801 South Broad Street, Suite 200 Philadelphia, PA 19112	960,407	5.6
Directors and Executive Officers
Dr. Calvin H. Knowlton (4)	2,017,803	11.8
Dr. Orsula Knowlton (4)	2,017,803	11.8
Brian W. Adams (5)	211,049	1.2
Glen Bressner (6)	2,794,932	16.3
Daniel Lubin (7)	1,842,301	10.8
Bruce Luehrs (8)	960,407	5.6
A Gordon Tunstall (9)	124,979	*
Dennis K. Helling (10)	42,581	*
All executive officers and directors as a group (8 persons)	7,994,052	45.8%

* Represents beneficial ownership of less than one percent of our outstanding common stock.

(1) Based on Schedule 13G filed on April 24, 2017 and consists of (a) 866,788 shares of common stock held by Originate Growth Fund #1A, L.P., or Originate Growth Fund #1A, (b) 1,914,079 shares of common stock held by Originate Growth Fund #1Q, L.P., or Originate Growth Fund #1Q, (c) 5,565 shares of unvested restricted stock held by Glen Bressner, (d) 7,500 shares of common stock held by Glen Bressner and (e) 1,000 shares of common stock held by Mr. Bressner’s son. Originate Growth GP, LLC is the general partner of both Originate Growth Fund #1A and Originate Growth Fund #1Q and Originate Ventures LLC is the management company of both Originate Growth Fund #1A and Originate Growth Fund #1Q. The members of Originate Growth GP, LLC and Originate Ventures LLC are Glen Bressner, Eric Arnson and Michael Gausling. Each member shares voting and dispositive power with respect to the shares held by each of Originate Growth Fund #1A and Originate Growth Fund #1Q.

(2) Based on Schedule 13G filed on February 14, 2017 and consists of (a) 189,501 shares of common stock held by Radius Venture Partners III (Ohio), L.P., or Radius Venture Partners III (Ohio), (b) 1,508,864 shares of common stock held by Radius Venture Partners III QP, L.P., or Radius Venture Partners III QP, (c) 138,371 shares of common stock held by Radius Venture Partners III, L.P., or Radius Venture Partners III and (d) 5,565 shares of unvested restricted stock held by Daniel Lubin. Radius Venture Partners III, LLC is the general partner of each of Radius Venture Partners III (Ohio), Radius Venture Partners III QP and Radius Venture Partners III and Radius Ventures, LLC is the investment advisor to each of Radius Venture Partners III (Ohio), Radius Venture Partners III QP and Radius Venture Partners III. Daniel Lubin and Jordan Davis are the managing members of both Radius Venture Partners III, LLC and Radius Ventures, LLC and share voting and dispositive power with respect to the shares held by each of Radius Venture Partners III (Ohio), Radius Venture Partners III QP and Radius Venture Partners III.

(3) Based on Schedule 13D filed on October 11, 2016 and consists of (a) 954,842 shares of common stock held by Emerald Stage2 Ventures, L.P., or Emerald Stage2 Ventures and (b) 5,565 shares of unvested restricted stock held by Bruce Luehrs. Stage2 Capital Ventures Associates, L.P. is the general partner of Emerald Stage2 Ventures and Stage2 Capital Associates G.P., LLC is the general partner of Stage2 Capital Ventures Associates, L.P. Bruce Luehrs and Saul Richter are officers of Stage2 Capital Associates G.P., LLC and share voting and dispositive power with respect to the shares held by Emerald Stage2 Ventures.

(4) Drs. Calvin and Orsula Knowlton are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership, including their combined ownership of The Calvin and Orsula Knowlton Foundation, Inc., over which Drs. Calvin and Orsula Knowlton have shared voting and investment power and Dr. Calvin Knowlton’s ownership of The Knowlton Foundation, Inc., over which Dr. Calvin Knowlton has sole voting and investment power. Consists of (a) 576,765 shares of common stock held by Dr. Calvin Knowlton, (b) 655,849 shares of common stock held by Dr. Orsula Knowlton, (c) 51,546 shares of common stock held by The Calvin and Orsula Knowlton Foundation, Inc., for which Drs. Calvin and Orsula Knowlton serve as Secretary and President, respectively, (d) 51,546 shares of common stock held by The Knowlton Foundation, Inc., for which Dr. Calvin Knowlton serves as President, (e) 36,616 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2017 by Dr. Calvin Knowlton, (f) 36,616 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2017 by Dr. Orsula Knowlton, (g) 337,307 shares of unvested restricted stock held by Dr. Calvin Knowlton, (h) 267,268 shares of unvested restricted stock held by Dr. Orsula Knowlton, and (i) 4,290 shares of common stock held jointly by Dr. Calvin Knowlton and Dr. Orsula Knowlton.

(5) Consists of (a) 139,532 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2017, (b) 70,038 shares of unvested restricted stock held by Mr. Adams and (c) 1,479 shares of common stock held by Mr. Adams.

(6) Consists of 2,794,932 shares of common stock issuable as described in note (1) above. Mr. Bressner, a member of our board, is a member of Originate Growth GP, LLC and Originate Ventures LLC and, as such, may be deemed to have voting and investment power with respect to these shares. Based on Schedule 13G filed on April 24, 2017, Mr. Bressner disclaims beneficial ownership of the shares held by his son.

(7) Consists of 1,842,301 shares of common stock as described in note (2) above. Mr. Lubin, a member of our board, is a managing member of Radius Venture Partners III, LLC and Radius Ventures, LLC and, as such, may be deemed to have voting and investment power with respect to these shares.

(8) Consists of 960,407 shares of common stock issuable as described in note (3) above. Mr. Luehrs, a member of our board, is an officer of Stage2 Capital Associates G.P., LLC and, as such, may be deemed to have voting and investment power with respect to these shares.

(9) Consists of (a) 119,414 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2017 and (b) 5,565 shares of unvested restricted stock held by Mr. Tunstall.

(10) Consists of (a) 37,369 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2017 and (b) 5,212 shares of unvested restricted stock held by Dr. Helling.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of TRHC’s common stock complied with all Section 16(a) filing requirements applicable to them during 2016 on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2016

Number of securities
remaining available
	Number of		for
	securities to be	Weighted-average	future issuance
	issued upon	exercise price of	under
	exercise	outstanding	equity compensation
	of outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected in
	and rights	rights ($)	column (a))
Plan category	(a)	(b)	(c) (1)
Equity compensation plans approved by security holders	3,059,690	$5.14	296,028
Equity compensation plans not approved by security holders	—	—	—
Total	3,059,690	$5.14	296,028

(1)               Reflects shares of common stock available for future issuance under the 2016 Equity Compensation Plan at December 31, 2016. In September 2016, our board of directors adopted the 2016 Equity Compensation Plan, which was approved by our stockholders in September 2016. The 2016 Equity Compensation Plan became effective on September 27, 2016, and on this date the 2014 Equity Compensation Plan merged with and into the 2016 Equity Compensation Plan. Accordingly, no additional stock awards will be granted under the 2014 Equity Compensation Plan. As of the first trading day of January during the term of the 2016 Equity Compensation Plan, beginning with calendar year 2017, the number of shares reserved under the 2016 Equity Compensation Plan is automatically increased by 5% of the total number of shares of common stock that are outstanding as of the last trading day of December of the immediately preceding calendar year. Pursuant to the terms of the 2016 Equity Compensation Plan, an additional 831,423 shares were added to the number of available shares effective January 3, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2016 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

Registration Rights

We are a party to an Investor Rights Agreement with Emerald Stage2 Ventures, L.P., Originate Growth Fund #1A, Originate Growth Fund #1Q and Radius. This agreement provides these holders with certain registration rights as described below.

Demand Registration Rights

At any time, the holders of at least 25% of the shares of common stock issued upon conversion of the Series A preferred stock and the Series A-1 preferred stock, or the Series A Registrable Securities, upon the completion of the IPO may request that we register all or a portion of their shares of common stock for sale under the Securities Act; provided that such Series A Registrable Securities have an aggregate price to the public in excess of $5.0 million. We will effect the registration as requested, unless, in the good faith judgment of our board of directors, such registration would be materially detrimental to us and our stockholders and should be delayed. We are not obligated to file a registration statement in certain circumstances, including after we have effected two registrations whereby we have, in each case, registered at least 75% of the Series A Registrable Securities requested by the holders thereof to be registered.

At any time, the holders of at least 25% of the shares of common stock issued upon conversion of the Series B preferred stock, or the Series B Registrable Securities, upon the completion of the IPO may request that we register all or a portion of their shares of common stock for sale under the Securities Act; provided that such Series B Registrable Securities have an aggregate price to the public in excess of $5.0 million. We will effect the registration as requested, unless, in the good faith judgment of our board of directors, such registration would be materially detrimental to the company and its stockholders and should be delayed. We are not obligated to file a registration statement in certain circumstances, including after we have effected two registrations whereby the company has in each case registered at least 75% of the Series B Registrable Securities requested by the holders thereof to be registered.

In addition, when we are eligible for the use of Form S-3, or any successor form, holders of the shares of at least 15% of the Series A Registrable Securities and Series B Registrable Securities then outstanding may make requests that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $1.0 million. We are not obligated to file a Form S-3 pursuant to this provision on more than two occasions in any twelve-month period.

Incidental Registration Rights

In addition, if at any time we register any shares of our common stock, the holders of all shares having piggyback registration rights are entitled to notice of the registration and to include all or a portion of their shares of common stock in the registration.

Other Provisions

In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses of a single special counsel for selling stockholders, related to any demand, piggyback and Form S-3 registration. The Investor Rights Agreement contains customary cross-indemnification provisions, pursuant to which we must indemnify selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they must indemnify us for material misstatements or omissions in the registration statement attributable to them.

The demand, piggyback and Form S-3 registration rights described above terminate upon a Qualified A Public Offering for the Series A Registrable Securities and a Qualified B Public Offering for the Series B Registrable Securities, as such terms are defined in our certificate of incorporation, as amended, as in effect prior to the completion of the IPO.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors. Under these agreements, we have agreed to indemnify these persons against any and all expenses incurred by them resulting from their status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by such persons in connection with a legal proceeding arising out of their service to us.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements and Compensation Arrangements

We entered into employment agreements with our named executive officers effective January 1, 2016, which agreements were terminated effective June 30, 2016 in anticipation of our IPO. For more information regarding our agreements with our named executive officers for the fiscal year ended December 31, 2016, see “Executive Compensation.”

Dr. Calvin Knowlton, husband of Dr. Orsula Knowlton, our President, has been employed by us since 2010. Dr. Calvin Knowlton serves as our Chief Executive Officer and Chairman. See the section titled “Executive Compensation” for compensation information for Dr. Calvin Knowlton.

Dr. Orsula Knowlton, wife of Dr. Calvin Knowlton, has been employed by us since 2010. See the section titled “Executive Compensation” for compensation information for Dr. Orsula Knowlton.

Jeffrey Knowlton, a son of Dr. Calvin Knowlton, has been employed by us since 2013. Jeffrey Knowlton serves as our Director of Business Intelligence. During the fiscal year ended December 31, 2016, Jeffrey Knowlton had total compensation, including base salary, bonus, option awards and other compensation, of $204,921.

Dana Filippoli, a daughter of Dr. Calvin Knowlton, has been employed by us since 2011. Dana Filippoli serves as our Vice President of Marketing and Communications. During the fiscal year ended December 31, 2016 Dana Filippoli had total compensation, including base salary, bonus, option awards and other compensation, of $219,102.

Michael Ristagno, a brother-in-law of Drs. Calvin and Orsula Knowlton, has been employed by us since 2011. Michael Ristagno serves as our Senior Vice President of Client Services. During the fiscal year ended December 31, 2016 Michael Ristagno had total compensation, including base salary, bonus, option awards and other compensation, of $321,097.

Joseph Filippoli, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2013. Joseph Filippoli serves as our Chief Information Officer. During the fiscal year ended December 31, 2016 Joseph Filippoli had total compensation, including base salary, bonus, option awards and other compensation, of $467,833.

Robert Omlor, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2010. Robert Omlor serves as our Senior Director of Client Services. During the fiscal year ended December 31, 2016 Robert Omlor had total compensation, including base salary, bonus, option awards and other compensation, of $175,258.

Each of Jeffrey Knowlton, Dana Filippoli, Michael Ristagno, Joseph Filippoli and Robert Omlor’s respective compensation levels were determined, in part, by reference to our similarly situated employees who were not related to an executive officer or director. Each of the above named individuals was also eligible for equity awards on the same general terms and conditions as applicable to other similarly situated employees who were not related to an executive officer or director.

In June 2014, we entered into a Letter Agreement with Radius, which was amended in September 2016, pursuant to which we established the Leadership Exit Bonus Plan whereby certain of our executives, including our named executive officers and Joseph Filippoli, received certain proceeds in connection with the IPO based on the value of the shares of Series B preferred stock (on an as converted basis) held by Radius immediately prior to the IPO based on the IPO price. At the completion of the IPO, 20,372 shares of our common stock, based upon the IPO price of $12.00 per share, were transferred to us by Radius and our Board has approved the issuance of these shares less 7,010 shares of our common stock withheld for tax purposes, at the completion of the IPO, in accordance with the terms of the Leadership Exit Bonus Plan, including 3,970, 3,970, 1,479 and 1,232 shares of common stock issuable to Drs. Calvin and Orsula Knowlton, Mr. Adams and Joseph Filippoli, respectively. All shares of common stock were fully vested upon grant. For more information, refer to the section titled “Executive Compensation — Long-Term Incentive Compensation — Leadership Exit Bonus Plan.”

Stock Option Grants and Grants of Restricted Stock to Executive Officers and Directors

We have granted stock options and restricted stock to our executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation.”  In addition, we have granted stock options under the 2016 Equity Compensation Plan to certain immediate family members of our executive officers. The table below summarizes the stock option grants made to such persons since January 1, 2016:

		Option Awards
		Number of
		Securities	Option	Option
		Underlying	Exercise	Expiration
Name	Grant Date	Option Award (#)	Price ($)	Date
Jeffrey Knowlton	10/21/2016	3,000	$14.23	10/21/2026
Dana Filippoli	10/21/2016	7,500	$14.23	10/21/2026
Michael Ristagno	10/21/2016	7,500	$14.23	10/21/2026
Joseph Filippoli	10/21/2016	13,585	$14.23	10/21/2026
	10/21/2016	3,915	$14.23	10/21/2026
Robert Omlor	10/21/2016	500	$14.23	10/21/2026
Lee Forest Knowlton	10/21/2016	250	$14.23	10/21/2026

Policies and Procedures for Related Person Transactions

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in October 2016 regarding related person transactions. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company’s Common Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, beginning in 2016, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions. Further, the Company’s legal, financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions, and periodically reassessing any related person transaction entered into by TRHC to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of TRHC and its shareholders. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Business Conduct and Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

The Board of Directors also has adopted a written Code of Business Conduct and Ethics for the Company in compliance with Sarbanes-Oxley, which is publicly available on our website at ir.tabularasahealthcare.com under the section Corporate Governance. Under the Code of Business Conduct and Ethics, the Company’s employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for the Company. In addition, they must report any potential conflict of interest, including related person transactions, to their supervisor, an executive officer or the compliance officer, as defined in the Code of Business Conduct and Ethics, who then reviews and summarizes the proposed transaction for the Audit Committee.

The foregoing policies generally were not in place when the related person transactions disclosed above were approved.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2016 and 2015 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year Ended 2016	Fiscal Year Ended 2015
Audit Fees	$1,148,500	800,000
Audit-related Fees	30,100	—
Tax Fees	—	—
All Other Fees	15,000	—
Total Fees	$1,193,600	800,000

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. In addition, audit fees for the fiscal year ended December 31, 2016 and 2015 include $750,000 and $425,000, respectively, of fees incurred in connection with our initial public offering. Also included in the audit fees for the fiscal year ended December 31, 2016 are consent fees of $15,000.

Audit-related fees: Audit-related fees consist of out-of-pocket expenses associated with the annual audit and related quarterly reviews and out-of-pocket expenses associated with our initial public offering.

Other fees: Other fees consist of work paper review related to the refinancing we completed on July 1, 2016.

All KPMG LLP services and fees in the fiscal years ended December 31, 2016 and December 31, 2015 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG LLP’s independence.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and cast on this proposal will be required to ratify the selection of KPMG LLP for our fiscal year ending December 31, 2017. Abstentions will have the same effect as an “Against” vote and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Secretary, Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057 or on our website at ir.tabularasahealthcare.com.

By Order of the Board of Directors

Brian W. Adams
May 1, 2017	Chief Financial Officer and Secretary

---------------0 TABULA RASA HEALTHCARE, INC. Proxy for Annual Meeting of Stockholders on June 16, 2017 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Dr. Calvin Knowlton and Brian Adams, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Tabula Rasa HealthCare, Inc., to be held June 16, 2017 at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF TABULA RASA HEALTHCARE, June 16, 2017 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 2. Ra tificatio n of the selection by the Board of 31,2017. FOR ALL NOMINEES properly come before the Annual Meeting. This proxy when properly executed will be this method. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEES O Glen BressnerClass I director O Daniel LubinClass I director WITHHOLD AUTHORITY O Bruce LuehrsClass I director FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN D i r e c t o r s o f K P M G L L P as the independent registered public accounting firm for the fiscal year ending December In their discretion, the proxies are authorized to vote upon such other business as may voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via Signature of Shareholder Date: Signature of ShareholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/21034/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS